                                    EXHIBIT B
                       (WASATCH INTERNATIONAL CORPORATION
                         PROSPECTUS DATED JUNE 2, 1997)
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                        WASATCH INTERNATIONAL CORPORATION
                                A NEVADA COMPANY

                                   PROSPECTUS

               5,000,000 SHARES OF COMMON STOCK, $0.001 PAR VALUE



         Wasatch International Corporation, (the "Company") is a development stage corporation in the business of acquiring equity positions in operating companies primarily in the transportation and leisure fields including: a commercial airline and land development properties in resort areas located initially in the Bahamas and Florida. See "BUSINESS OF THE COMPANY".

         This prospectus covers the issuance of 926,000 shares to consultants and the resale of 1,360,000 shares, as part of the 5,000,000 shares of the Common Stock of Wasatch International Corp., (the "Company") which may be issued from time to time pursuant to the terms of Wasatch International Corp., Stock Plan (the "Wasatch Stock Plan"). Said shares were previously registered by the Company on Form S-8 filed on October 28, 1996. All expenses incurred in connection with the preparation and filing of this prospectus and the related Registration Statement are being borne by the Company.

         Pursuant to the terms of the Wasatch Stock Plan the Company may issue awards, options or grants to individuals who perform special or extraordinary services on behalf of the Company. Awards are reserved for individuals who have been in the employment of the Company as an officer or director of or consultant to, the Company for six (6) months prior to receiving an Award, except for the initial award of grants, options and awards. All shares of stock issued as an award are forfeited in the event employment is terminated prior to the expiration of one year from the date of the Award. Individuals who are employees, officers or directors of, or consultants to the Company are eligible to receive an option to purchase stock pursuant to the terms of the Wasatch Stock Plan. The exercise price is determined by the Company's Board of Directors at the time of issuance. The options are exercisable for two years and are non-transferable. Grants of the Company's common stock are reserved for those individuals who have made substantial contributions and shown loyal dedication to the Company as determined by the Company's Board of Directors. Pursuant to the

Wasatch Stock Plan the Company may grant a maximum of one (1) million shares of Common Stock as awards, three (3) million options to purchase shares of common stock and one (1) million shares of Common Stock as grants.

         As part of the 5,000,000 shares of Common Stock underlying the Wasatch Stock Plan, this Prospectus covers shares of the Company's Common Stock which may be issued to other consultants or advisors from time to time who have rendered bona fide services to the Company. Such services rendered or to be rendered pursuant to individual compensation plans (the "Individual Plans") have been in the area of legal or other advisory services including consulting on such matters as potential acquisition and/or merger candidates, corporate public relations, executive searches, marketing and other non capital raising functions. Said shares will be sold in brokerage transactions on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), at the prices prevailing at the time of such sales, and the commissions payable will be the regular commissions of brokers for effecting such sales. The net proceeds to the Selling Shareholders will be proceeds received by them upon such sales less brokerage commissions.

         The Shares are being offered on a "best efforts" basis by the selling shareholders through independent broker-dealers which are members of the National Association of Securities Dealers, Inc. and other non-broker-dealer transactions. The selling shareholders anticipates that they will pay the brokers commissions up to ten percent (10%) of the purchase price of a share sold. The Company will, under certain circumstances, indemnify the brokers from certain civil liabilities which may arise with respect to this offering, including liabilities under the Securities Act.

         THE SECURITIES OFFERED HEREBY INVOLVE A VERY HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

         THE SECURITIES OFFERED BY THIS PROSPECTUS HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION. HOWEVER, NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES BUREAU, COMMISSION OR OTHER REGULATORY AUTHORITY HAVE PASSED UPON OR ENDORSED THE MERITS OF THIS PROSPECTUS OR THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A


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CRIMINAL OFFENSE.

         NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, EXCEPT AS IS MADE AVAILABLE BY THE COMPANY PURSUANT TO THE ABOVE UNDERTAKINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. SINCE THE DATE OF THIS PROSPECTUS, THE COMPANY MAY HAVE SUPPLEMENTED THIS PROSPECTUS AND, THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD INQUIRE AS TO WHETHER ANY SUPPLEMENTS HAVE BEEN ISSUED, AND SHOULD CAREFULLY REVIEW ANY SUCH SUPPLEMENTS.


         THIS PROSPECTUS DOES NOT CONTAIN AN UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE A MATERIAL FACT NECESSARY TO MAKE THE STATEMENTS MADE, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY ARE MADE, NOT MISLEADING. THIS PROSPECTUS CONTAINS A FAIR SUMMARY OF THE MATERIAL TERMS OF DOCUMENTS PURPORTED TO BE SUMMARIZED HEREIN.


         NO OFFERING LITERATURE OR ADVERTISING IN WHATEVER FORM MAY OR WILL BE EMPLOYED IN THE OFFERING OF THE SHARES EXCEPT FOR THIS PROSPECTUS AND STATEMENTS CONTAINED OR DOCUMENTS SUMMARIZED HEREIN AND SUMMARIES OF THIS PROSPECTUS WHICH ARE DELIVERED TO AN OFFEREE SIMULTANEOUSLY WITH THIS PROSPECTUS. THE PUBLICATION OR BROADCAST OF ANY ADVERTISEMENT, ARTICLE, NOTICE OR OTHER COMMUNICATION THAT MIGHT CONSTITUTE AN OFFER OR SALE OR A SOLICITATION OF SHARES, IN ANY NEWSPAPER, MAGAZINE OR SIMILAR MEDIUM OR OVER TELEVISION OR RADIO IS NOT PERMITTED. SEMINARS, MEETINGS, LETTERS, CIRCULAR, NOTICES AND ANY OTHER WRITTEN COMMUNICATIONS THAT MIGHT CONSTITUTE AN OFFER OR SALE OR A SOLICITATION OF INTEREST IN THE SHARES, ARE NOT PERMITTED OTHER THAN WITH PERSONS AND THEIR ADVISORS WHOM THE COMPANY AND THOSE ACTING ON ITS BEHALF HAVE REASON TO BELIEVE AND DO BELIEVE MEET THE MINIMUM STANDARDS FOR INVESTMENT IN THE SHARES REQUIRED BY LAW AND THE TERMS OF THIS OFFERING.


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                        WASATCH INTERNATIONAL CORPORATION
                             (A Nevada corporation)

                                TABLE OF CONTENTS
                                                                            Page

SUMMARY OF THE OFFERING ..................................................     1

TERMS OF THE OFFERING ....................................................     1

RISK FACTORS .............................................................     2

BUSINESS OF THE COMPANY ..................................................     6

MANAGEMENT ...............................................................    11

PRINCIPAL SHAREHOLDERS ...................................................    13

CERTAIN TRANSACTIONS .....................................................    15

PLAN OF DISTRIBUTION .....................................................    16

DESCRIPTION OF COMMON STOCK ..............................................    16

DIVIDEND POLICY ..........................................................    17

CHARTER DOCUMENTS AND MATERIAL CONTRACTS .................................    17

                             SUMMARY OF THE OFFERING

         The following information is selective and qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. This summary of certain provisions of the Prospectus is intended only for convenient reference and does not purport to be complete. The entire Prospectus should be read and carefully considered by prospective investors before making a decision to purchase Shares.

THE COMPANY

         The Company is a development stage company in the business of acquiring equity positions in operating companies primarily in the transportation and leisure fields. The Company has acquired certain rights in a commercial airline and in real property to be developed in resort areas located in the Bahamas and Florida.

         The Company's principal office is located at 1301 North Congress Avenue, Boynton Beach, Florida 33126.


THE OFFERING

         These shares are being offered at the "market price" per Share on the date of the sale.


TERMS OF THE OFFERING

Shares of Common Stock outstanding
before Offering                                                       35,162,820

The authorized Common Stock of the Company is 50,000,000 Common Shares (Par Value of One Mil [$0.001]).

                              TERMS OF THE OFFERING

SECURITIES OFFERED

         The selling shareholders are offering up to 1,360,000 Shares presently at a purchase price of the market price on the date of


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sale. All shares of Common Stock have one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to participate ratably in all of the assets of the Company that are legally available for distribution after payment in full to creditors.


                                  RISK FACTORS

         The Shares offered hereby are subject to the risks inherent in a speculative venture. A purchase of Shares involves a very high degree of risk. Prior to making an investment decision, prospective investors should carefully consider the following risk factors, along with other information in this Prospectus. The number and nature of all possible risks cannot be ascertained; prospective investors must recognize that almost any kind of adversity may preclude the achievement of stated objectives of the Company, preclude positive operating results and/or result in a total loss of investment. Prospective investors unable or unwilling to assume a very high degree of risk must not consider a purchase of Shares.

         1. Dependence upon Offering - Burden on Private Investors Insignificant Working Capital. The Company presently has minimum working capital. Its ability to continue its proposed operations and operate as a going concern with its various business interests is contingent upon the successful conclusion of the Company's intended Offerings and the receipt of the net proceeds therefrom and its ability to raise additional funds as needed.

         2. New Management and Operations. The Company has only recently been under the control of the present management and ownership which acquired its interest in the Company in July 1996. Prior to that acquisition, the Company was an inactive public company. Since that time, the Company has acquired various interests in a real estate development contract in the Bahamas and the exclusive rights to present a plan of arrangement for Kiwi International Airlines ("Kiwi") an airline company in reorganization pursuant to Chapter 11 of the National Bank Act. There is no assurance that the Company will be successful in its intended plan of operation.


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         3. No Record of Earnings. To date the Company has not realized any significant revenues from operations and has been involved in identifying potential acquisitions, negotiating with said targets and entering into certain agreements none of which has resulted in any income, but all of which have required significant investment of time and capital. There is no significant information available upon which to base any assumption that the Company's plans will either materialize or prove successful. If the Company's plans prove to be unsuccessful, Investors will lose all or a substantial part of their investment.

         4. Additional Financing Will be Required. The Company's business opportunities require the investment of substantial additional funds in order to complete development and/or to reorganize and operate the particular entity. Accordingly, the success of the Company will depend upon its ability to arrange for substantial financing on favorable terms. There is no assurance that such funds will be available from any source, and if available that the rate of interest for such funds, or the terms and conditions of obtaining such funds will be acceptable to the Company. The absence of such additional funds could cause the Company to lose all or part of its investment in its business ventures and could cause investors to lose all or part of their investment in the Company.

         5. Lack of Capital Will Result in Loss of Control Over Investments. Concerning one of the Company's major investments Kiwi International Airlines ("Kiwi"), the Company was required to give up a significant part of it's rights to a third party in order to raise the funds necessary to satisfy it's obligations under an agreement to provide DIP financing to Kiwi. The Company anticipates that it may be required to do so again in order to meet additional funding requirements of Kiwi's reorganization of operations in the future, unless it realizes the proceeds of the sale of all or a substantial portion of the Shares being offered hereby, and is successful in raising additional funds. Further, even if the reorganization of Kiwi is successful with the Company as one of it's major fund suppliers there is no assurance that the Company will be in a control position because it may be forced to transfer to others significant portions of its holdings in order to raise needed funds.

         6. Competition. The Company has and will continue to have


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numerous competitors and potential competitors in the various businesses in which it invests which competitors will have considerably greater financial resources than the Company. The Airline industry, for example, is highly competitive, dominated by several much larger carriers than Kiwi, which possess much larger staffs, greater financial resources and longer histories than Kiwi. The Company on its own may not be able to compete in the markets in which it intends to do business as its competition is better established and has greater assets and stronger financial reserves than the Company. In the airline business, for example, other airlines have long established frequent flier programs and marketing programs which are superior to that of the Company which will add to the difficult task of attracting sufficient passengers to attain and maintain profitable operations.

         7. Dependence Upon Inexperienced Management. None of the Company's present officers or directors have any experience in the operations or financing of airlines and thus the Company must rely on the existing Kiwi management team or hire additional experienced executives and management personnel who may not be available at affordable costs when needed.

         8. Governmental Regulation. The airline industry is highly regulated and subject to abrupt government directed cut backs or cessation in service if violations of Federal Aviation Administration (FAA) regulations are believed or are determined to exist. This situation has occurred twice previously in Kiwi's past, (which infractions were corrected) and in both instances caused substantial disruption in service and loss of revenues. With respect to the Company's real estate properties, any development will be subject to securing all necessary zoning, environmental and other applicable governmental permits the absence of which could adversely effect this Company's profitability and the successful probate of the grantor's will.

         9. Difficulties in Reestablishing Kiwi's Good Will. Flight operations of Kiwi have only recently be re-instituted in January 1997. Kiwi, in order to re-establish it's former good will, must provide superior services at an attractive cost to the public. There can be no assurance that Kiwi will succeed in the endeavor so as to attract sufficient passengers to make it's operations profitable. Kiwi must maintain operations despite the facts that its fleet size is one half of it's former complement of equipment,


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the flight attendants have elected to be represented by a Union and all employees are required to accept substantial pay reductions. Further, at present Kiwi has no capital available to it to expand it's limited fleet or to increase penetration of it's present route or to expand its routes.

         10. Company's Business Subject to Contingencies. The Company's ability to continue to exploit its business plans is subject to various contingencies such as Kiwi's ability to obtain contracts with airport authorities, terminal operators or other governmental or private entities so as to continue to permit it to operate, of which there can be no assurance. Also, the Company will be required to comply with all relevant federal, local, state laws and regulations in conducting its various business.

         11. No Cumulative Voting. The Company's Articles of Incorporation do not authorize cumulative voting for the election of directors. The current shareholders will continue to own or control almost all of the outstanding shares of the Common Stock of the Company upon completion of this offering, and thus will be in a position to elect a majority of the Company's Board of Directors who in turn appoint all Company Officers.

         12. Benefits to be Realized by Current Shareholders. If the future operations of the Company are successful, the present controlling shareholders will realize substantial benefits from growth of the Company. If future operations are unsuccessful, investors may sustain a material loss of their investment in the Shares.

         13. Limited Liability of the Company's Officers and Directors. Under the By-Laws of the Company, the liability of its officers and directors is limited. In certain circumstances, the officers and directors may be entitled to certain indemnification. Therefore, there is a risk that Company assets could be used to satisfy liabilities of, or indemnify its officers and directors. In the view of the Securities and Exchange Commission, indemnification for liabilities arising under the Federal Securities laws is against public policy.

         14. No Dividends Anticipated. The Company has not paid any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial


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requirements, does not anticipate paying any dividends upon its Common Stock in the foreseeable future. In this regard, the Company intends to retain earnings for the foreseeable future for use in the operation and expansion of its business. See "DIVIDEND POLICY."

         15. Lack of Registration Under Securities Laws. The Shares are not being registered under applicable state securities laws. Purchasers of Shares may have difficulty selling the Shares should they desire to do so, and may be prohibited by applicable state law from doing so for a period of time.


                             BUSINESS OF THE COMPANY

THE COMPANY

         Wasatch International Corporation (the "Company") was organized under the laws of the State of Nevada on November 4, 1985, under the name Java, Inc. In 1986, the Company acquired a company, which became a wholly owned subsidiary, in the business of manufacturing and marketing consumer information and the sale of computer terminals for commercial use. These operations proved to be unsuccessful and the subsidiary was subsequently dissolved. The Company ceased all operations in 1989, except for maintaining and restoring its good standing status in the State of Nevada, seeking prospective businesses or assets to acquire and the limited operations of a subsidiary that the Company caused to be incorporated in the State of Utah in 1995. In 1995, the Company experienced a name change to Wasatch International Corporation and relocated to Salt Lake City, Utah. On July 17, 1996, LaSalle Group, Ltd. ("LaSalle"), a Cayman Island Corporation, purchased all of the common stock held by Steven D. Moulton, representing the majority of all shares outstanding, in consideration for $125,000. LaSalle is wholly owned by Anne Greyling, a resident of the United Kingdom. LaSalle currently owns approximately fifty-four (54%) of the Company's outstanding common stock.

         Commencing in July 1996 the Company relocated its headquarters to Boynton Beach Florida and commenced a search for strategic opportunities. Since July 1996 three significant transactions have been evaluated.

         First, in September 1996 the Company acquired from LaSalle 100% of the outstanding common stock of Caribbean Holdings


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International Inc. ("Caribbean") a Florida corporation in exchange for
25,000,000 shares of common stock of the Company. At the time of the acquisition, the principal asset of Caribbean was certain ownership and development rights to approximately 15,000 acres of land in the Bahamas. Pursuant to the acquisition agreement between the Company and Caribbean, Caribbean is to provide the Company with a real estate appraisal establishing the value of the land at not less than $12,000,000 and a fairness opinion from an investment banking firm establishing a fair market value of Caribbean in excess of $12,000,000 or the Company can adjust the purchase consideration. As of this date, no appraisal has been completed on the land. The Company has not received a fairness opinion and the time specified in the agreement for delivery of same has expired. The Company is also to receive an opinion that title to the land is marketable which has not yet been received.

         Caribbean acquired its ownership and development rights pursuant to a Joint Venture Agreement it entered in July of 1996 with Merrill W. MacDonald and Raymond W. MacDonald (hereinafter the "MacDonalds"). The land is presently owned by the Estate of Effie Knowles, a deceased Florida lawyer who by will devised the property to the MacDonalds. Pursuant to the terms of the Joint Venture Agreement, the MacDonalds are obligated to cooperate in facilitating the probate of the Effie Knowles Estate so as to ultimately transfer ownership of the property to the Joint Venture while the Company agreed to develop the land and market the project. Net profits of the Joint Venture are to be divided equally between the MacDonalds (50%) and Caribbean (50%). Currently, the Company intends to build hotel/casino projects and luxury housing. As of this date the Estate of Ms. Knowles is still being probated and the Company has not expended any significant funds on this project. The Company does not intend to commence development until the estate is fully probated and title to the land has been transferred to the Company, except that a portion of the proceeds of this offering will be used to defray legal expenses, and consultants, and governmental approvals. The costs of probating the will are being borne by the Estate and/or LaSalle and not by the Company.

         The second opportunity reviewed by the Company was the proposed acquisition of the assets of the Palm Beach Cruise Lines, Inc. ("Palm Beach") a Palm Beach casino/cruise ship operating out of Palm Beach, Florida and the Bahamas. Palm Beach was at the time


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in reorganization pursuant to Chapter 11 of the National Bankruptcy Code.
Pursuant to an agreement, the Company advanced $312,000 as Debtor-In-Possession ("DIP") financing to Palm Beach as working capital and in return received a super priority lien on this non-interest bearing loan. Subsequent to advancing this money, and following extensive court proceedings and a hearing, the Bankruptcy Court accepted as the best and highest bid a competing bid for the purchase of all the assets of Palm Beach. As a result, the Company lost its original right to offer a plan of arrangement, but the Court confirmed its right to receive the return of its $312,000. The Company transferred its right to the money to a third party in exchange for the advancement of $200,000 and the cancellation of a $100,000 obligation of LaSalle, its largest shareholder.

         The third and largest transaction in which the Company is involved is the advancement of DIP financing to Kiwi a commercial air carrier which had filed for reorganization pursuant to Chapter 11 of the National Bankruptcy Code. The Company, in October of 1996, agreed to provide a total of $5,000,000 in DIP financing to Kiwi. In November of 1996, the Company along with a Baltimore individual, (hereinafter referred to as "Edwards") a former director of the Company, for several months, agreed to form a Limited Liability Company, Edwards-Wasatch Enterprises (hereinafter "EWE") to which the Company assigned its right to provide Kiwi the DIP financing and for the exclusive right to present a plan of arrangement in the bankruptcy proceedings. Pursuant to the agreement (the "EWE Agreement"), Edwards agreed to loan up to $5,000,000 as required to fund Kiwi's operations and the Company agreed to provide up to an additional $1,000,000. (As of this date the Company has provided Kiwi with $1,350,000 of the DIP financing.) The Company's assignment of its right to provide the DIP financing to Kiwi was approved by the Bankruptcy Court on November 26, 1996, as of which date the Company was in default of its financing obligations to Kiwi. This default was waived by Kiwi and approved by the Court. Three orders were entered by the Bankruptcy Court at hearings which resulted in a total of DIP financing of $10,200,000 in cash and letters of credit.

         The EWE Agreement has been amended on several occasions since November of 1996. EWE is currently owned 18% by the Company and 82% by Edwards. The Company has an option to acquire Edwards interest in EWE by converting said interest into shares of the stock of the Company which shares are to be convertible into shares of Kiwi.


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Said conversion is to be based on the value of Wasatch which value is to be determined upon reliance on an appraisal of land in the Bahamas.

         Management of the Company believes that it will take substantial additional investment to provide the capital necessary to pay the cost and expenses of the Chapter 11 proceeding and to compromise the various claims of Kiwi. As of yet no such funds are available. In total there are approximately five classes of creditors, in addition to administrative claims, which are required to be satisfied in order for Kiwi to be discharged from the present reorganization proceedings.

         On January 20, 1997, Kiwi resumed scheduled service and flies between Newark to Chicago, Atlanta and West Palm with returns. Kiwi's ability to continue to operate depends upon it obtaining sufficient working capital to sustain its operations. Since Kiwi is in reorganization, its ability to negotiate favorable contracts at market or below market rates is severely hampered. In addition, the airline business is highly competitive and subject to abrupt price and benefit changes by the major carriers all of which have financial resources superior to those of Kiwi. Since commencing operations in January, 1997, Kiwi has experienced operating losses in excess of $4,000,000 through April 1997. While losses were expected, the actual losses incurred greatly exceeded expectations by approximately thirty-five percent. Ridership has continued to improve, but has not yet reached satisfactory levels. Kiwi's ability to return to profitable operations depends upon its ability to improve ridership, maintain an excellent safety record and secure the capital necessary to compete with the major airline carriers. Kiwi continues to engage in negotiations with new destination airports in order to seek advantageous markets and will seek to secure financial assistance from said sites. At present, Kiwi has satisfactory landing rights at all airports except Newark, which arrangements the Company seeks to improve.

         The Company's relationship with Kiwi is that of debtor/creditor and it expects to be repaid, in full, its DIP loans but is not responsible for any of Kiwi's debts. However, it also expects to be able to raise the capital needed to fund Kiwi's reorganization, expenses estimated at $10 to $15 million.


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PROPERTIES

         The Company does not own any real property but utilizes, at no cost to the Company, approximately 1,000 square feet as corporate office at 1301 N. Congress Ave., Suite #135, Boynton Beach, Florida 33426 leased by an affiliated person.

EMPLOYEES

         The Company is an emerging growth company and as such currently has no employees other than its officers, consultants and administrative assistants. (See "Management"). The Company's management intends to use consultants, attorneys and accountants as it deems appropriate.


CONSULTANTS

         The Company may from time to time during the course of its business operations hire consultants with which it may consult on various matters relating to the business of the Company. Consultants may not be officers or directors of the Company although they may be shareholders. The establishment of a consulting team is not intended to be a delegation by the Company's officers and directors of their power of management and control of the Company, it being the intention of management of the Company that the management and control of the Company shall at all times be retained by the Company's officers and directors. The Company intends to compensate such consultants, if acceptable, with issuance of Common Stock.

LEGAL PROCEEDINGS

         A law suit has been instituted by an investor to recover $500,000 and expenses in connection with a stock purchase. The company believes that it has valid defenses to this action but will endeavor to resolve the matter amicably.
         On or about December, 1996, the company was named in a lawsuit along with four other defendants to recover an alleged loan in the amount of approximately $50,000. Said matter has been settled in principle and the terms are confidential. Management does not believe that this amount is material.


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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are set forth below. None of the directors and executive officers are related to one another.

NAME                                                    POSITION(S) HELD
----                                                    ----------------

Diran M. Kaloustian                                     Director,
                                                        Chairman of the Board

Joe Logan, Jr.                                          President, Director


Eli Leibowitz                                           Chief Financial Officer,
                                                        Director

Mary Duncan                                             Secretary

         Set forth below are the backgrounds of the officers and directors of the Company.

DIRAN M. KALOUSTIAN, is an attorney and member of the bars of Florida, New York and Texas. Mr. Kaloustian served as the President and Director of Depository Trust Company in New York, which is one of the world's largest global financial institutions with deposited asset value of 10 trillion dollars. Mr. Kaloustian assumed full executive and financial control of Depository Trust Company in 1970 when it had reported losses and deposited asset value of only $25 billion and expanded it into a profitable company with deposited asset value exceeding $600 billion. Prior to his tenure at the Depository Trust Company, Mr. Kaloustian used his experience as the President and Director of Singer & Co, an underwriting and investment firm, to reorganize and revitalize The New York Stock Exchange Inc., Stock Clearing Corporation, where he also served as Executive Vice-President. Mr. Kaloustian oversaw 1500 full-time employees in making the Stock Clearing Corporation the largest profit center of the New York Stock Exchange. Mr. Kaloustian is a graduate of Duke University and New York University Law School.

JOE LOGAN JR. attended the University of Florida where he obtained


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a Bachelor of Arts Degree in Marketing. He is also a licensed real estate agent and Certified National Housing Counselor. Mr. Logan is a partner with Daye, Inc., a national marketing firm with offices throughout the United States and is the owner of Logan Inc., which specializes in the acquisition, financing and development of national and international real estate. Mr. Logan has also has extensive experience in acquisitions of recreational resort facilities. Mr. Logan will devote substantially all his professional time to the Company's activities.

ELI LEIBOWITZ is a Certified Public Accountant and received a Bachelor of Business Administration Degree in Public Accounting granted in 1966 from Baruch College and a Masters of Science, Taxation Degree in 1975 from Long Island University. Mr. Leibowitz has been a financial and operations executive with over twenty years of experience including: Financial reporting and control, Budgets, Cash Management, Cost Accounting, Credit and Collection, Corporate Tax, Management Informational Services, including PC's and mainframes, and Strategic Planning. From 1991 until 1996 he was associated with Inventive Industries, Inc., Englewood, New Jersey, a financial consulting firm, providing temporary Chief Financial Officers, Controllers servicing clients as well as providing services to clients as CFO/Controllers, systems work, preparing documents for financing, negotiating with banks, lenders/investors and dealing with IPO's, Asset Based Loans, Mortgages, mergers and acquisitions and due diligence assignments. From 1989 to 1991, Mr. Leibowitz was associated with LMT Steel Products Inc., Hoboken, New Jersey as Controller. From 1985 to 1988 he was Chief Financial Officer for Masco Industries, Inc. (NYSE), Atlas Door Corporate Division, Edison, New Jersey. From 1979 to 1985, Mr. Leibowitz was Controller of Kerns Manufacturing Corporation, Queens, New York, a manufacturer of jet engine assemblies and rocket components. From 1969 to 1979. Mr. Leibowitz was a Senior Accountant with Grant Thornton CPA's, Small Business Department and a Staff accountant with Richard A. Eisner and Company CPA's.

MARY F. DUNCAN has served as Secretary since the inception of the Company. Over the last ten (10) years, She has served in similar administrative capacities for several public companies.


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
EXECUTIVE COMPENSATION

Executive remuneration is set by the Board of Directors of the Corporation. Officers and Directors are reimbursed for expenses, if any, incurred from time to time on behalf of the Company, but no such expenses shall be reimbursed relative to this Offering. Officers and Directors are to be paid reasonable compensation, including, but not limited to, salaries and bonuses, in consideration of their employment with the Company or any of its operating subsidiaries, consistent with their experience and performance. The Board of Directors has established a stock option plan, stock grant and stock award plan and may, in the future, establish employee stock ownership plans, pension and profit sharing plans, etc., which plans inure to the benefit of the current and future officers and directors of the Company. A total of 5,000,000 shares of Common Stock have been registered for issue to officers, directors, consultants and attorneys under this plan.

         The Company has entered into five year employment agreements with its President, Joe Logan, at a base salary of $250,000 per annum and its Chief Financial Officer, Eli Leibowitz, at a base salary of $150,00 per annum respectively with annual increases of $10,000. The agreements also provide bonuses of one percent of earnings before Income Tax, depreciation and amortization. In addition, the Company granted Mr. Logan an option to purchase 500,000 Shares of Common Stock and Mr. Leibowitz an option to purchase 250,000 shares of the Company at par.

         The Company has also granted its Director, and Chairman of the Board of Directors, Diran M. Kaloustian an option to purchase 500,000 shares of the Company's Common Stock at par value, exercisable over a three year period.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of the date hereof, information regarding ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director, by certain related shareholders, and by all executive officers and directors of the Company as a group. All persons named have sole voting and investment power over their share except as otherwise noted.

NAME AND ADDRESS OF
BENEFICIAL OWNER OR                         NUMBER OF           PERCENTAGE OWNED
IDENTITY OF GROUP                           SHARES OWNED        BEFORE OFFERING
-----------------                           ------------        ---------------
Diran M. Kaloustian (1)                          220,000             .626%
1301 N. Congress Ave
Boynton Beach, Florida


Joe Logan, Jr. (2)                               550,000            1.564%
1301 N. Congress Ave
Boynton Beach, Florida

Eli Leibowitz (3)                                270,000             .768%
289 Starling Road
Englewood, New Jersey

Charles Edwards                                  500,000            1.422%
3907 Greenway
Baltimore, Maryland

Mary Duncan                                       20,000             .057%
1301 N. Congress Ave
Boynton Beach, Florida

LaSalle Group, Ltd.                           18,966,050           53.938%
c/o Anne M.E. Greyling
44 Grove Hill Rd.
Tunbridge Wells, Kent
   United Kingdom

----------
(1)      Excludes 300,000 Shares of Common Stock at $0.001, the par


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
         value issued pursuant the to terms of an employment agreement. See "Management-Executive Compensation".

(2) Includes 500,000 Shares of Common Stock at $0.001, the par value issued pursuant the to terms of an employment agreement. See "Management-Executive Compensation".

(3) Includes 250,000 Shares of Common Stock at $0.001, the par value issued pursuant the to terms of an employment agreement. See "Management-Executive Compensation".

(4) 10,000,000 of shares are being held by the Company's attorneys to protect against Edwards nonperformance by Kiwi of its obligations to EWE.


                              CERTAIN TRANSACTIONS


         LaSalle Group, Ltd., the Company's largest stockholder, acquired 25,000,000 shares of Common Stock in September of 1996 in exchange for all the outstanding stock of Caribbean Holdings International, Inc. (See "BUSINESS OF THE COMPANY") Subsequent to that transaction, LaSalle has advanced funds totaling $855,000 on behalf of the Company to defray the Company's contractual commitments, administrative, legal and accounting expenses. It also has pledged 10,000,000 shares of Common Stock to secure Dr. Edward's advances to EWE. LaSalle has agreed to the issuance of shares of common stock at $1.00 per share in consideration for said advances. To date 755,000 shares of common stock have been or are issuable pursuant to the agreement. In addition, LaSalle received the benefit of the forgiveness of a $100,000 obligation as part of the Palm Beach transaction.

         In November of 1996, the Company entered into an agreement with Dr. Edwards, a director of the Company, to form a Limited Liability Company, EWE, to which the Company assigned its right to provide Kiwi the DIP financing and for the exclusive right to present a plan of arrangement in the bankruptcy proceedings. Pursuant to the EWE Agreement Edwards agreed to loan up to

$5,000,000 to fund Kiwi operations and the Company agreed to provide up to an additional $1,000,000. The EWE Agreement has been amended on two occasions since November of 1996. EWE is currently owned 41.3% by the Company and 58.7% by Edwards.(See "BUSINESS OF THE COMPANY").

                              PLAN OF DISTRIBUTION

         The Shares are being offered on a best efforts basis by the selling shareholders. The selling shareholders may also engage Selected Dealers to sell the Shares. The Company will pay selling commissions to participating Selected Dealers up to ten percent (10%) of the purchase of Shares sold by them and under certain circumstances, indemnify participating Selected Dealers against certain civil liabilities, including liabilities arising under the Securities Act, which may arise in connection with this offering as a result of disclosures for which the Company is responsible.

PRICE OF THE OFFERING.

         The offering price will be at the market price on the day of sale from time to time.

         The Company's common stock is traded on the NASDAQ Bulletin Board, under the symbol "WITD". On March 29, 1997, the Company's stock closed at $3.50 per share. The stock has traded at a high of $6.00 per share and low of $1.90 for the fiscal quarter ended March 31, 1997.

                           DESCRIPTION OF COMMON STOCK

         The authorized capital common stock of the Company consists of 50,000,000 shares of Common Stock with Par Value of One Mil ($0.001). The Holders of Common Stock (1) have equal ratable rights to dividends from funds legally available thereto, when, as and if declared by the Board of Directors of the Company; (2) are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (3) do not have preemptive, subscription or conversion rights and there being no redemption or sinking fund provisions applicable thereto; and (4) are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all shareholder meetings.

All shares of Common Stock now outstanding are fully paid for and non-assessable; all shares of Common Stock which are the subject of this Offering, when issued, will be fully paid for and non-assessable.

         The Company has a class of Preferred Stock authorized, but no such shares are outstanding as of this date.


                                 DIVIDEND POLICY

The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, capital requirements and financial condition, as well as other relevant factors. No dividend has been declared or paid by the Company since its inception and none is contemplated at any time in the foreseeable future.


                    CHARTER DOCUMENTS AND MATERIAL CONTRACTS

     The Company's Articles of Incorporation, Bylaws and all material contracts are contained in the files of the Company and will be made available to prospective investors or their representatives upon request.